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                              EMPLOYMENT AGREEMENT

                  AGREEMENT made this 28th day of September, 1987, by and between Avis, Inc. ("Avis"), a Delaware corporation with its principal office at 900 Old Country Road, Garden City, New York 11530, and Michael P. Collins, residing at

                                    (hereinafter called the "Executive").


                              W I T N E S S E T H:

                  WHEREAS, Avis desires to employ and secure the services o(pound) the Executive upon the terms and conditions specified herein; and

                  WHEREAS, the Executive desires to be employed by Avis upon the terms and conditions specified herein:

                  NOW, THEREFORE, in consideration of such employment, the timely performance of the obligations herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         I.  Employment Duties and Term

                  A. Avis hereby employs the Executive as Vice President - International of Avis. The Executive hereby accepts such employment and agrees to discharge the responsibilities of said office, or any other executive office as determined by the President and Chief Executive Officer of Avis, faithfully and to the best of his ability and perform such duties and services of an executive, administrative and managerial nature as shall be specified and designated from time to time by the President and Chief Executive Officer of Avis, in connection with the business and activities of Avis. Avis agrees only to impose such duties and services as are reasonable and consistent with good and ethical business practices.

                  B.  The Executive's employment shall be for a period of one
(1) year, commencing on September 21, 1987 ("Commencement Date"), and ending on the first anniversa-


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ry of the day preceding the Commencement Date (the "Term of the Agreement"). It
shall renew automatically from year to year thereafter, unless notice, in the manner herein required, is given by either Executive to Avis or Avis to Executive at least sixty (60) days before the end of the term that such employment shall cease as of the end of such term (the "Extended Employment Period"). Avis and Executive further agree, however, that Avis may elect to terminate this agreement without just cause at any time upon the giving of thirty days written notice to Executive, but that in such event Executive shall be entitled to the compensation and benefits provided for in Paragraph F of
Article II hereof.

         C. The Executive agrees that during the Term of the Agreement and the Extended Employment Period, if applicable, he will devote substantially all his time and effort to the performance of his duties hereunder and will not engage in any other employment activities for any direct or indirect remuneration without the prior written consent of the Company. This restriction shall not apply to the making investments in real estate, oil and gas or other ventures (where Executive is not required to actively participate in the management thereof) or in stocks, bonds or commodities for his own account or that of his family, so long as such activities do not interfere with Executive's duties hereunder.

II.  Compensation and Termination

         Avis agrees to pay to the Executive and the Executive agrees to accept the following amounts and benefits as compensation for his services hereunder and for the performance of other duties assigned to him by the President and Chief Executive Officer of Avis:

         A. Commencing September 21, 1987, Avis shall pay the Executive a base salary at the rate of one hundred thousand dollars ($100,000.00) per annum, payable in equal biweekly installments. This base salary may be increased from time to time.

         B. Avis shall pay the Executive an annual bonus within sixty (60) days of the close of Avis' fiscal year under the Corporate Management Incentive Plan (the "Plan"), as it presently exists or is subsequently modified, at his present percentage of "Standard Incentive,"

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during the Term of the Agreement or any Extended Employment Period. The
percentage of "Standard Incentive" may be increased or decreased from time to time by order of the Board of Directors. For purposes of this agreement, "Standard Incentive" shall be defined as 70% of maximum incentive. Whenever the amount of bonus to which the Executive is entitled is to be determined by reference to Executive's participation in the Plan for less than an entire Plan year, the amount of bonus to be paid to Executive under the Plan shall be a percentage of the bonus that he would have received had he worked for Avis for the entire Plan year, which percentage shall be calculated as the part of that Plan year that he did work bears to the entire Plan year ("Pro Rated Share").

         C. If, during the Term of the Agreement or the Extended Employment Period, the Executive shall be unable to perform his duties hereunder because of illness or other incapacity, and the period of such illness or other incapacity shall total in excess of six (6) consecutive months, Avis shall thereafter have the right, on not less than thirty (30) days advance written notice to the Executive, to terminate Executive's employment. In such event, Avis shall pay the Executive, as and when due, only his base compensation provided for in Paragraph A of this Article II for a period of one (1) year following the date of such termination. Avis and Executive agree that in such circumstances Executive will not be entitled to any Pro Rated Share of bonus payment under the Bonus Plan for the Plan year in which the termination occurs. Avis may at its election purchase insurance to cover its obligations under this Paragraph, and Executive agrees to assist Avis in securing such insurance if so requested, but the uninsurability of Executive, if such is the case, shall not relieve Avis of its obligations.

         D. In the event the Executive dies during the Term of the Agreement or any Extended Employment Period, his compensation pursuant to Paragraphs A and B of this Article II shall cease as of the end of the month in which death occurs. Avis, however, shall continue for a period of twelve months following the month in which his death occurs to pay the amount of base compensation specified in Paragraph A of this Article II to the Personal Representative of Executive's estate as a death benefit. Avis and Executive agree that in such circumstances Executive will not be entitled to any Pro Rated

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Share of bonus payment under the Bonus Plan for the Plan year in which the death occurs.

         E. In the event the Executive voluntarily terminates his employment during the Term of the Agreement or any Extended Employment Period, he shall cease being compensated as of the date of termination of his employment, and Avis shall pay him, as and when due, only his base compensation provided for in Paragraph A of this Article II up to the date of such termination. Avis and Executive agree that in such circumstances Executive will not be entitled to any Pro Rated Share of bonus payment under the Bonus Plan for the Plan year in which the voluntary termination occurs.

         F. In the event Avis determines that Executive's employment should be terminated without just cause during the Term of the Agreement or any Extended Employment Period, Avis shall continue to pay the Executive the base salary provided for in Paragraph A of Article II hereof for a period equal to one month for every year of service with Avis, or for a period of twelve (12) months, whichever is greater, commencing immediately following the date of such termination. In addition, Executive shall also be paid a Pro Rated Share of the bonus for the Plan year during which the termination without just cause occurred.

         G. In the event that Avis terminates the Executive employment for just cause, the Executive shall cease being compensated as of the date of termination of his employment. Avis, however, shall pay him, as and when due, only his full compensation provided for in Paragraph A of this Article II up to the date of such termination, it being agreed by Avis and Executive that in such circumstances Executive will not be entitled to any Pro Rated Share of bonus payment under the Bonus Plan for the Plan year in which the termination for just cause occurs.

         H. For purposes of this Agreement, "just cause" shall mean (i) dishonesty or misconduct by the Executive in the performance of his duties, or
(ii) a material breach of this Agreement, or (iii) a failure to perform his assigned duties in a reasonable manner satisfactory to Avis.


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         I. In the event Executive secures other employment after the termination of this Agreement for any reason, Avis shall be entitled to offset as a credit against its post termination obligations to Executive under this Agreement, if any, all income received by Executive from such other employment.

III.  Executive's Rights Under Certain Plans

         Avis agrees that the benefits provided to the Executive herein are not in lieu of any rights or privileges to which the Executive may be entitled as an employee of Avis under any retirement, pension, stock option, insurance, hospitalization, vacation, or other plan which may now or hereafter be in effect, it being understood that the Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of Avis.

IV.  Covenant Not To Compete

         A. In consideration of the commitment by Avis to continue Executive's compensation beyond the termination of this Agreement in certain circumstances, Executive agrees that for a period of twenty-four (24) months after the termination of the Executive's employment by Avis for any reason, the Executive shall not, within the continental United States, either directly or indirectly, engage or attempt to engage in any business or be employed by or act in any capacity for any entity or association related to or engaged in a similar business to that which Avis is then engaged.

         B. If the restriction set forth in Paragraph A of this Article IV or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. The Executive agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of Avis and that, in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as said court shall deem reasonable. In the event

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that the Executive shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches occurred.

V.  Confidential Information

         The Executive agrees to receive and keep Confidential Information of Avis in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal means. The Executive further agrees that, upon termination of his employment with Avis, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in the Executive's possession, whether prepared by him or others, will be left with Avis. For purposes of this Section V "Confidential Information" means information disclosed to the Executive or known by Avis, not generally known in the industry in which Avis is or may become engaged, about Avis' products, processes, marketing and pricing strategies, customer list, customer needs or preferences, operating methods and techniques, policies, procedures and services.

VI.  Successors

         A. This Agreement shall inure to the benefit of and be binding upon Avis, its successors and assigns including, without limitation, any person, partnership or corporation which may acquire all or substantially all of Avis' stock or assets and business, or with or into which Avis may be consolidated or merged.

         B. This Agreement shall also inure to the benefit of and be binding on the Executive and the legal representatives of Executive and his estate.

VII.  Entire Agreement

         This Agreement contains the entire agreement of the parties hereto with respect to the employment of the Executive by Avis, and completely supersedes any prior employment agreements or arrangements between the parties

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hereto. This Agreement cannot be hereafter amended, modified or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto.

VIII.  Applicable Law

         This Agreement shall be governed in all respects by the laws of the State of New York.

IX.  Notices

         All notices under this Agreement shall be in writing, and will be duly given if sent by registered or certified U.S. mail to the respective parties at the addresses shown hereinabove. Either party may change its address by written notice to the other.

X.  Breach

         A. The covenants embodied in Articles IV and V of this Agreement shall be construed as agreements which are independent of any other provisions of this Agreement and all other agreements between the parties hereto. The existence of any claim or cause of action by Executive against Avis, whether predicated on this or any other Agreement, shall not constitute a defense or offset to the enforcement, by Avis, of the covenants contained in Articles IV and V of this Agreement.

         B. Both Executive and Avis recognize that the services to be rendered by Executive under the terms of this Agreement and the acts which he is required to, and prohibited from, doing under the terms of this Agreement, are special, unique and of an extraordinary character and that, if Executive breaches or defaults in the performance of any of his covenants contained herein or violates any of the restrictions set forth herein, a judgment of damages awarded to Avis would not be adequate relief and that Avis shall be entitled, if it so elects, to enforce the covenants and restrictions contained herein against Executive and to obtain a Restraining Order and Injunction from any court of competent jurisdiction against any further breaches or defaults by Executive. However, nothing contained herein shall be construed as preventing Avis from obtaining any other remedy it may elect.

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         IN WITNESS WHEREOF, Avis has caused this document to be executed in its corporate name by its officers duly authorized thereunder, and Employee has hereunto set his hand and seal on the day and year first above written but to be effective as of September 21, 1987.

                                           AVIS, INC.
ATTEST:


/s/ Donald L. Korn                         By:  /s/ Joseph V. Vittoria
---------------------------                    -------------------------------
Secretary


WITNESS:


                                           /s/ Michael P. Collins
---------------------------               ------------------------------------
                                                   (Name)



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